EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS HIGHER THIRD QUARTER AND NINE-MONTH EARNINGS
THIRD QUARTER DILUTED EARNINGS PER SHARE RISE 30.8 PERCENT TO $0.17, COMPARED
WITH $0.13 IN PRIOR-YEAR QUARTER
DURANGO, Colorado (January 5, 2006) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported record revenues and earnings for the third quarter and first nine months of FY2006.
(Note: All per-share figures in this news release are adjusted for a 4-for-3 stock split in June 2005 and a 5% stock dividend that was distributed to shareholders in March 2005).
For the quarter ended November 30, 2005, revenues increased 12.7 percent to approximately $8.0 million, compared with $7.1 million in the third quarter of FY2005. Comparable-store sales at franchised retail outlets increased approximately 1.1 percent during the most recent quarter when measured against the three months ended November 30, 2004. Sales of all franchised and Company-owned stores increased 8.9% to approximately $22.1 million in the most recent quarter, compared with approximately $20.3 million in the third quarter of the previous fiscal year.
Net earnings for the third quarter of FY2006 increased 28.1 percent to $1,116,000, compared with $871,000 in the prior-year period. Basic earnings per share rose 20.0 percent to $0.18 in the third quarter of FY2006, versus $0.15 in the quarter ended November 30, 2004, while diluted earnings per share increased 30.8 percent to $0.17 in the third quarter of FY2006, compared with $0.13 in the prior-year quarter.
“We are pleased to report a recovery in earnings momentum during the most recent quarter,” stated Frank Crail, Chairman and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. “Our 30.8 percent improvement in third quarter diluted earnings per share compared favorably to the 6.3 percent increase in the second quarter, which was penalized by unusually hot weather in many of our markets during the summer months. Comparable-store sales growth also resumed in the most recent quarter, and we shipped an order to a major warehouse club customer that schedules a pre-Christmas promotion of our candies each year.”
“Store openings also accelerated in the most recent quarter, with franchisees bringing 15 new stores on line in time for the strong Christmas selling season,” noted Bryan Merryman, Chief Operating Officer and Chief Financial Officer of the Company. “Twenty-seven (27) new stores were opened during the first nine months of the fiscal year. Approximately 10 to 15 new stores are scheduled to open their doors during the fourth quarter, bringing the number of full year openings to 37 to 42, which is in line with our target range of 40 units for fiscal 2006.”

“Franchised store sales remained consistent with the third quarter trends through the Christmas holiday shopping season, and we expect to report record revenues and earnings for the fourth quarter as well,” continued Merryman. “Based on preliminary numbers, we remain comfortable with our previous guidance that full-year earnings should rise 20 to 25% from the record levels reported in fiscal 2005.”
During the third quarter of FY2006, franchisees opened new stores in Aurora, Colorado; Baton Rouge, Louisiana; Burlington, Ontario; Charlotte, North Carolina; Commerce, California; Council Bluffs, Iowa; Fresno (Piazza del Flore), California; Greensboro, North Carolina; Gurnee (Gurnee Mills), Illinois, Kitchener, Ontario; Miami, Florida; Minneapolis-St. Paul International Airport, Minnesota; Raleigh (Brier Creek), North Carolina; Sedona (Canyon Breeze), Arizona and Tucson, Arizona. During December 2005, franchisees opened stores in Burnsville, Minnesota; Culver City, California; El Cajon, California; Fresno (Fashion Fair), California; Westminster, California and Houston, Texas. A complete list of stores is available on the Company’s website at RMCF.com.
For the nine months ended November 30, 2005, revenues increased 12.8 percent to approximately $19.9 million, versus approximately $17.7 million in the corresponding period of the previous fiscal year. Comparable-store sales at franchised retail outlets increased approximately 2.0 percent when measured against the first nine months of FY2005. Sales of all franchised and Company-owned stores increased 10.6% to approximately $68.5 million in the first nine months of FY2006, compared with approximately $61.9 million in the nine months ended November 30, 2004.
Net earnings increased 21.3 percent to $2,992,000 in the nine months ended November 30, 2005, compared with $2,466,000 during the same period in FY2005. Basic earnings per share increased 17.1 percent to $0.48 during the first nine months of FY2006, versus $0.41 in the nine months ended November 30, 2004, while diluted earnings per share increased 18.4 percent to $0.45, versus $0.38 in the prior-year period.
“Our financial condition remained strong throughout the most recent quarter. As of November 30, 2005, we had $2.5 million of cash in the bank, our current ratio stood at a healthy 4.3 to 1.0, and the Company had no short-term or long-term debt outstanding. Since the authorization of our most recent stock buyback program in October 2005, the Company has repurchased 103,989 shares of common stock in the open market at an average price of $15.74 per share. Approximately $363,000 remains authorized for future share repurchases.” concluded Merryman.
On December 16, 2005, the Company paid a quarterly cash dividend of $0.07 per share to shareholders of record December 1, 2005.
The Company will host a conference call on Thursday, January 5, 2006 at 4:15 p.m. EST to discuss third quarter and nine month operating results. The dial-in number for the conference call is 800-370-0740 (international/local participants dial 973-409-9259), and the access code is 6882849. Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:15 p.m. EST. The call will also be broadcast live on the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=97007&s=wm&e=1189691. A replay of the call will be available through January 12, 2005 by dialing 877-519-4471 (international callers dial 973-341-3080), and the replay Access Code is 6882849. The call will also be archived on the Internet through April 5, 2006 at http://phx.corporate-ir.net/playerlink.zhtml?c=97007&s=wm&e=1189691.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company and its franchisees currently operate 305 stores in 41 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq National Market under the symbol “RMCF”.
This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores
	opened during the
	nine months ended	Stores open as of
	November 30, 2005	November 30, 2005
United States:
Franchised Stores	22	257
Company-owned Stores		10
International Licensed Stores	5	35

Total	27	302

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended November 30,		Three Months Ended November 30,
	2005	2004	2005	2004
Revenues
Factory sales	$6,079	$5,312	76.0%	74.8%
Royalty and marketing fees	1,099	1,026	13.8%	14.5%
Franchise fees	163	187	2.0%	2.6%
Retail sales	657	573	8.2%	8.1%
Total revenues	7,998	7,098	100.0%	100.0%

Costs and Expenses
Cost of sales	4,291	3,732	53.7%	52.6%
Franchise costs	418	392	5.2%	5.5%
Sales and marketing	321	321	4.0%	4.5%
General and administrative	546	703	6.8%	9.9%
Retail operating	425	347	5.3%	4.9%
Depreciation and amortization	224	200	2.8%	2.8%
Total costs and expenses	6,225	5,695	77.8%	80.2%

Income from Operations	1,773	1,403	22.2%	19.8%

Other Income (Expense)
Interest expense	—	(25)	0.0%	(0.3%)
Interest income	21	23	0.3%	0.3%
Other, net	21	(2)	0.3%	0.0%

Income Before Income Taxes	1,794	1,401	22.5%	19.8%

Provision for Income Taxes	678	530	8.5%	7.5%

Net Income	$1,116	$871	14.0%	12.3%

Basic Earnings per Common Share	$0.18	$0.15
Diluted Earnings per Common Share	$0.17	$0.13

Weighted Average Common Shares Outstanding	6,354,415	6,002,769
Dilutive Effect of Stock Options	337,841	477,438
Weighted Average Common Shares Outstanding, Assuming Dilution	6,692,256	6,480,207

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Nine Months Ended November 30,		Nine Months Ended November 30,
	2005	2004	2005	2004
Revenues
Factory sales	$13,763	$12,075	69.0%	68.3%
Royalty and marketing fees	3,546	3,201	17.8%	18.1%
Franchise fees	524	482	2.6%	2.7%
Retail sales	2,114	1,933	10.6%	10.9%
Total revenues	19,947	17,691	100.0%	100.0%

Costs and Expenses
Cost of sales	9,707	8,436	48.7%	47.7%
Franchise costs	1,062	1,004	5.3%	5.7%
Sales and marketing	912	868	4.6%	4.9%
General and administrative	1,582	1,737	7.9%	9.8%
Retail operating	1,287	1,073	6.4%	6.1%
Depreciation and amortization	638	603	3.2%	3.4%
Total costs and expenses	15,188	13,721	76.1%	77.6%

Income from Operations	4,759	3,970	23.9%	22.4%

Other Income (Expense)
Interest expense	(20)	(77)	(0.1%)	(0.4%	)
Interest income	71	72	0.3%	0.4%
Other, net	51	(5)	0.2%	0.0%

Income Before Income Taxes	4,810	3,965	24.1%	22.4%

Provision for Income Taxes	1,818	1,499	9.1%	8.5%

Net Income	$2,992	$2,466	15.0%	13.9%

Basic Earnings per Common Share	$0.48	$0.41
Diluted Earnings per Common Share	$0.45	$0.38

Weighted Average Common Shares Outstanding	6,263,461	5,991,359
Dilutive Effect of Stock Options	441,160	455,605
Weighted Average Common Shares Outstanding, Assuming Dilution	6,704,621	6,446,964
SELECTED BALANCE SHEET DATA
(in thousands)

	November 30, 2005	February 28, 2005
		(audited)
Current Assets	$11,377	$11,125
Total assets	$19,845	$19,248
Current Liabilities	$2,671	$3,117
Long-Term Debt, Less Current Maturities	$—	$1,539
Stockholders’ Equity	$16,475	$13,894